Exhibit 5
[Letterhead of Messerli & Kramer P.A.]
December 12, 2006
Uroplasty, Inc.
5420 Feltl Road
Minnetonka, Minnesota 55343
      Re:       Registration Statement on Form SB-2
Ladies and Gentlemen:
We have acted as counsel to Uroplasty, Inc., a Minnesota corporation (the “Company”), in connection with the registration of up to $12 million of its common stock (the “Primary Shares”), par value $.01 per share (the “Common Stock”), and warrants (the “Warrant”) to purchase up to $720,000 of Common Stock (the “Warrant Shares”), pursuant to a Registration Statement on Form SB-2 (Registration No. 333-138265), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).
We have examined such documents and have reviewed such questions of law as we have considered necessary and relevant for the purpose set forth below. We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.
Based upon the foregoing, we are of the opinion that (1) the Primary Shares have been duly authorized and, upon issuance and sale in the manner and for the consideration described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be validly issued, fully paid and nonassessable, (2) the Warrant, upon issuance and sale in the manner and for the consideration described in the Registration Statement, will constitute a legal, valid and binding obligation of the Company, enforeceable against its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting creditor rights’ generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) to the extent the Warrant contains indemnification provisions, as limited by applicable federal or state law and considerations of public policy, and (3) the Warrant Shares have been duly authorized and, upon issuance in accordance with the terms of the Warrant, will be validly issued, fully paid and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Validity of Common Stock” in the prospectus included in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
Very truly yours,

/s/ MESSERLI & KRAMER P.A.